Exhibit 99.2

August 28, 2006
FOR IMMEDIATE RELEASE

Jupiter Telecommunications Co., Ltd.
Matsushita Electric Industrial Co., Ltd.

Matsushita Agrees to Transfer the Shares of Cable West to J:COM

Tokyo, Japan, August 28, 2006 — Jupiter Telecommunications Co., Ltd. (“J:COM”) and Matsushita Electric Industrial Co., Ltd. (“Matsushita”), best known for its Panasonic brand name, announced today the signing of the definitive stock purchase agreement that Matsushita will transfer all its shares in Cable West Inc. (“Cable West”) to J:COM on September 28, 2006. Matsushita will transfer 107,801 shares, which represent 56% of the total issued and outstanding shares of Cable West, to J:COM for approximately 40.9 billion yen.

Cable West is the third largest cable TV operator in Japan, which consists of six operating companies and their holding company. Cable West provides services to nine wards of Osaka city and eleven cities and one town in the northern area of Osaka prefecture. The total number of total  households subscribing to Cable West exceeds 350,000 as the result of success of business in each area. In light of the current intensified competition in the industry, Cable West aims to realize further growth with J:COM which is the largest multiple system operator in Japan.

By this transfer, J:COM is expected to increase its subscribers from 2.23 million to 2.58 million households and increase market share from about 30% to 35% (estimated by J:COM) at the end of July, 2006, which will strengthen its competitiveness. Furthermore, J:COM and Cable West pursue positive synergy effects in various aspects such as cost reduction by common use of facilities and joint purchase of equipment and programs, and efficiency in the operating and marketing structure. Going forward, J:COM and Cable West will realize new business strategy for their growth in Kansai area and for further growth, and aim to build up a cable TV group which contributes to the development of the region and the industry, by utilizing the strength of both J:COM and Cable West. J:COM will make efforts to provide its customers with better services by utilizing the know-how and its strength in the local areas both of which J:COM has established.

Matsushita Group, including Cable West, has been one of the leading companies in the cable TV business and in the areas of digitization, interactivity and high speed communication etc. of broadcast and telecommunication services. By this share transfer and further collaboration with J:COM in the business of cable-related equipment and services, Matsushita aims to expand its business and contribute to the development of the industry through concentration of its management resources on set-top box (STB) and broadcasting system businesses, and expansion of TV portal services (T navi services).

J:COM and Matsushita have also entered into the contract to strengthen the mutual collaboration in the STB business and T navi services, and to transfer all shares Matsushita holds in J:COM Shonan Co., Ltd., J:COM Chiba Co., Ltd., J:COM Kansai Co., Ltd., Hokusetsu Cable Net Co., Ltd. and Kansai Multimedia Service Company to J:COM for approximately 3.9 billion yen.

Outline of Cable West

Representative:	Masayuki Matsumoto, President
Date of establishment:	October 5, 2000
(Kansai Cable Net Co., Ltd., established on October 5, 2000, merged with Osaka Central Cable Network Co., Ltd. and changed its company name to Cable West Co., Ltd. on December 1, 2004.)
Headquarters:	1-61, 2-Chome, Shiromi, Chuo-ku, Osaka city, Japan
Main businesses:	Cable television operations and Telecommunications business, etc.
Group companies:

Suita Cable Television Co., Ltd., Toyonaka Ikeda Cable Net Co., Ltd., Takatsuki Cable Network Co., Ltd., Higashi-Osaka Cable Television Co., Ltd., Kitakawachi Cable Net Co., Ltd. and Osaka Central Company (Internal division company of Cable West)

Services area:

Osaka city (Asahi / Kita / Joto / Chuo / Tsurumi / Higashinari / Higashiyodogawa / Miyakojima / Yodo wards), Suita city, Toyonaka city, Ikeda city, Takatsuki city, Simamoto town, Higashiosaka city, Moriguchi city, Kadoma city, Daito city, Sijonawate city, Katano city and Neyagawa city

Number of employees:	721 in total (as of April 1, 2006)
Sales:	23,398 million yen* (Fiscal year ended March 31, 2006)
Total assets:	31,900 million yen* (as of March 31, 2006)

(Notes) *       Amounts less than 1 million yen have been omitted.
Sales are calculated by simply aggregating those of the group companies.
Total assets are calculated by eliminating accounts such as investments and internal borrowings & lendings.

Services areas

[Before the transfer]

[After the transfer]

About J:COM

Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving over 2.23 million subscribing households (as of July 31, 2006) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 19 managed franchises (as of July 31, 2006) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 8.1 million (as of July 31, 2006). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/.

About Matsushita

Best known by its Panasonic brand name, Matsushita Electric Industrial Co., Ltd. is a worldwide leader in the development and manufacture of electronic products for a wide range of consumer, business, and industrial needs. Based in Osaka, Japan, the company recorded consolidated net sales of US$76.02 billion for the year ended March 31, 2006. The company’s shares are listed on the Tokyo, Osaka, Nagoya, New York (NYSE:MC), and Frankfurt* stock exchanges. For more information on the company and the Panasonic brand, visit the company’s website at http://panasonic.net/.

*Matsushita plans to complete delisting procedures for the Frankfurt Stock Exchange in August 2006.

Media Contact:

Koji Kobayashi
Jupiter Telecommunications Co., Ltd.
Tel:+81-3-6765-8157   Fax: +81-3-6765-8091

Akira Kadota
Matsushita Electric Industrial Co., Ltd.
Tel:+81-3-3578-1237   Fax:+81-3-3436-6766
Panasonic News Bureau
Tel:+81-3-3542-6205   Fax:+81-3-3542-9018

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